PIONEER BOND FUND


                         Establishment and Designation
                                       of
                       Class A Shares and Class B Shares
                           of Beneficial Interest of
                               Pioneer Bond Fund



         The undersigned, being a majority of the Trustees of Pioneer Bond Fund, a Massachusetts business trust (the "Fund"), acting pursuant to Sections 5.1 and
5.11 of the Amended and Restated Declaration of Trust dated December 6, 1993 of the Fund, as amended from time to time (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares"), to create two classes of Shares of the Fund as follows:

     1. The two classes of Shares established and designated hereby are "Class A Shares" and "Class B Shares," respectively.

     2. Class A Shares and Class B Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares and of Class B Shares, the method of determining the net asset value of Class A Shares and of Class B Shares, and the relative dividend rights of holders of Class A Shares and of holders of Class B Shares shall be established by the Trustees of the Fund in accordance with the provisions of the Declaration and shall be set forth in the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

     4. All Shares of the Fund issued prior to the filing of this instrument with the Secretary of State of The Commonwealth of Massachusetts shall be deemed Class A Shares and the Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued after such time are Class A Shares, Class B Shares or Shares of any other class of the Fund hereafter established and designated by the Trustees.
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     IN WITNESS WHEREOF,  the undersigned have executed this instrument this 7th day of December, 1993.




/s/John F. Cogan, Jr.                       /s/Marguerite A. Piret
John F. Cogan, Jr.                          Marguerite A. Piret
as Trustee and not individually             as Trustee and not individually
975 Memorial Drive, #802                    162 Washington Street
Cambridge, MA  02138                        Belmont, MA  02178



/s/Richard H. Egdahl, M.D.                  /s/David D. Tripple
Richard H. Egdahl, M.D.                     David D. Tripple
as Trustee and not individually             as Trustee and not individually
Health Policy Institute                     6 Woodbine Road
53 Bay State Road                           Belmont, MA  02178
Boston, MA  02215


/s/Margaret B.W. Graham                     /s/Stephen K. West, Esq.
Margaret B.W. Graham                        Stephen K. West, Esq.
as Trustee and not individually             as Trustee and not individually
776 Garland Drive                           Sullivan & Cromwell
Palo Alto, CA  94303                        125 Broad Street
                                            New York, NY  10004


/s/John W. Kendrick                         /s/John Winthrop
John W. Kendrick                            John Winthrop
as Trustee and not individually             as Trustee and not individually
Hyatt Residence, Apt. 1521                  52 King Street
8100 Connecticat Ave.                       Charleston, SC  29401
Chevy Chase, MD  20815